Exhibit 4.4

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

SHARE REPURCHASE PROGRAM

The board of directors of Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), has adopted a Share Repurchase Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.    Qualifying Stockholders. “Qualifying Stockholders” are (a) holders of the Company’s shares of Common Stock (the “Shares”) who have held their Shares for at least one year, provided that, if the Company is repurchasing all of a stockholder’s Shares, then there is no holding period requirement for Shares purchased pursuant to the Company’s dividend reinvestment plan and (b) stockholders or authorized representatives of stockholders qualifying for the special repurchase provisions set forth in paragraphs 6, 7 and 8 below.

2.    Share Repurchase. Subject to the terms and conditions of this SRP, including the limitations on repurchases set forth in paragraph 4 and the procedures for repurchase set forth in paragraph 5, the Company will repurchase such number of Shares as requested by a Qualifying Stockholder.

3.    Repurchase Price. Unless the Shares are being repurchased in connection with a stockholder’s death, Qualifying Disability (as defined in paragraph 7 below) or Determination of Incompetence (as defined in paragraph 8 below), until the Company establishes an estimated value per Share as described below, the price at which the Company will repurchase the Shares of a Qualifying Stockholder is as follows:

a.    The lower of $9.25 or 92.5% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least one year;

b.    The lower of $9.50 or 95.0% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least two years;

c.    The lower of $9.75 or 97.5% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least three years; and

d.    The lower of $10.00 or 100% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least four years.

Notwithstanding the foregoing, once the Company establishes an estimated value per Share that is not based on the price to acquire a Share in the Company’s primary offering or a follow-on public offering, the repurchase price per Share for all stockholders will be equal to the estimated value per Share, as determined by the Company’s Advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per Share that is not based on the price to acquire a Share in the Company’s primary offering or a follow-on public offering after the completion of the Company’s offering stage. The Company’s offering stage will be considered complete when the Company is no longer publicly offering equity securities – whether through its initial public offering or follow-on public offerings – and has not done so for 18 months. The Company will report the repurchase price in its annual report and three quarterly reports publicly filed with the Securities and Exchange Commission. For the purpose of determining when the Company’s offering stage is complete, equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the repurchase of interests in Phillips Edison – ARC Shopping Center Partnership, L.P., the Company’s operating partnership.

4.    Limitations on Repurchases. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to repurchase Shares pursuant to paragraphs 2 and 6 hereof is limited as follows:

a.    Unless the Shares are being repurchased in connection with a stockholder’s death, Qualifying Disability (as defined in paragraph 7) or Determination of Incompetence (as defined in paragraph 8), the Company may not repurchase Shares unless the stockholder has held the shares for one year.

b.    During any calendar year, the Company may repurchase no more than 5% of the weighted-average number of Shares outstanding during the prior calendar year.

c.    The Company has no obligation to repurchase Shares if the repurchase would violate the restrictions on distributions under Maryland General Corporation Law, as amended from time to time, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

In addition, during any calendar year, the Company will consider repurchases based on the number of Shares that the Company can purchase with the amount of net proceeds from the sale of Shares under the Company’s dividend reinvestment plan during the prior calendar year, and the Company’s revenues and expenses generally.

5.    Procedures for Repurchase. The Company has engaged a third party to administer the SRP. Upon any change to the identity or the mailing address of the program administrator, the Company will notify stockholders of such change. The Company will repurchase Shares on the last business day of each month (and in all events on a date other than a dividend payment date) (the “Repurchase Date”). For a stockholder’s Shares to be eligible for repurchase in a given month, the program administrator must receive a written repurchase request from the stockholder or from an authorized representative of the stockholder setting forth the number of Shares requested to be repurchased at least five business days before the Repurchase Date. If the Company cannot repurchase all Shares presented for repurchase in any month because of the limitations on repurchases set forth in paragraph 4, then the Company will honor repurchase requests on a pro rata basis, except that (i) if a pro rata repurchase would result in a stockholder owning less than half of the minimum purchase requirement described in a currently effective, or the most recently effective, registration statement of the Company as such registration statement has been amended or supplemented (the “Minimum Purchase Requirement”), then the Company would repurchase all of such stockholder’s Shares; and (ii) if a pro rata repurchase would result in a stockholder owning more than half but less than all of the Minimum Purchase Requirement, then the Company would not repurchase any Shares that would reduce a stockholder’s ownership of Shares below the Minimum Purchase Requirement. If the Company is repurchasing all of a stockholder’s Shares, there would be no holding period requirement for Shares purchased pursuant to the Company’s dividend reinvestment plan.

If the Company does not completely satisfy a repurchase request at month-end because the program administrator did not receive the request in time or because of the limitations on repurchases set forth in paragraph 4, then the Company will treat the unsatisfied portion of the repurchase request as a request for repurchase at the next Repurchase Date funds are available for repurchase, unless the repurchase request is withdrawn. Any stockholder can withdraw a repurchase request by sending written notice to the program administrator, provided such notice is received at least five business days before the Repurchase Date.

6.    Special Provisions upon a Stockholder’s Death, Qualifying Disability or Determination of Incompetence. The Company will treat repurchase requests made upon a stockholder’s death, Qualifying Disability (as defined in paragraph 7) or Determination of Incompetence (as defined in paragraph 8) differently, as follows:

a.    There is no one-year holding requirement.

b.    Until the Company establishes an estimated value per Share that is not based on the price to acquire a Share in the Company’s primary offering or a follow-on public offering, which the Company expects to be after the completion of its offering stage (as defined in paragraph 3 above), the repurchase price is the amount paid to acquire the Shares from the Company.

c.    Once the Company has established an estimated value per Share as described in paragraph 6.b. above, the repurchase price will be the estimated value of the Shares, as determined by the Company’s advisor or another firm chosen for that purpose.

Except as specifically set forth in this paragraph 6, repurchases upon a stockholder’s death, Qualifying Disability (as defined in paragraph 7) or Determination of Incompetence (as defined in paragraph 8) are subject to the same limitations and terms and conditions as other repurchases, including the limitations on repurchases set forth in paragraph 4 and the repurchase request procedures set forth in paragraph 5.

7.    Qualifying Disability Determinations. In order for a disability to entitle a stockholder to the special repurchase terms described in paragraph 6 (a “Qualifying Disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be repurchased, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not entitle a stockholder to the special Repurchase terms described in paragraph 6. Repurchase requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

As the following disabilities do not entitle a worker to Social Security disability benefits, they do not qualify for special repurchase terms, except in the limited circumstances when the investor is awarded disability benefits by the other Applicable Governmental Agencies described above:

a.    disabilities occurring after the legal retirement age; and

b.    disabilities that do not render a worker incapable of performing substantial gainful activity.

8.    Determination of Incompetence. In order for a determination of incompetence or incapacitation to entitle a stockholder to the special repurchase terms described in paragraph 6 (a “Determination of Incompetence”), a state or federal court located in the United States (a “U.S. Court”) must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated, in both cases such determination must be made by a U.S. court after the date the stockholder acquired the Shares to be repurchased.

A determination of incompetence or incapacitation by any person or entity other than a U.S. Court, or for any purpose other than those listed above, will not entitle a stockholder to the special repurchase terms described in paragraph 6. Repurchase requests following a Determination of Incompetence by a U.S. Court must be accompanied by the court order, determination or the certificate of the court declaring the stockholder incompetent or incapacitated.

9.    Termination, Suspension or Amendment of the SRP by the Company. The Company may amend, suspend or terminate the SRP for any reason upon thirty days notice to the Company’s stockholders. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the stockholders.

The SRP provides stockholders a limited ability to repurchase Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate.

10.    Notice of Repurchase Requests. Qualifying Stockholders who desire to have their shares repurchased must provide written notice to the Company on a form designed for such purpose, which will be provided by the Company upon request.

11.    Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.

12.    Governing Law. The SRP shall be governed by the laws of the State of Maryland.

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